Exhibit 99.2

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA

In Thousands

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of net earnings (loss) to EBITDA:
Net earnings (loss)	$32	$796	$(152)	$557
Income tax (benefit) expense	(17)	495	10	539
Earnings (loss) before income taxes	15	1,291	(142)	1,096
Interest expense	208	218	417	447
Depreciation	2,086	1,953	4,032	3,840
EBITDA	$2,309	$3,462	$4,307	$5,383

We define EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our operations. We believe that EBITDA provides useful information to investors regarding our ability to service debt.  EBITDA should not be construed as an alternative to net earnings (loss) (as an indicator of our operating performance) as determined in accordance with accounting principles generally accepted in the United States of America. Not all companies calculate EBITDA in the same manner, and EBITDA as presented by Dover Downs Gaming & Entertainment, Inc. may not be comparable to similarly titled measures presented by other companies.